UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 19, 2008

ACCESS WORLDWIDE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23489	52-1309227
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1820 N. Fort Myer Drive, 4th Floor, Arlington, VA	22209
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 292-5210

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2008, Access Worldwide Communications, Inc. (the “Company”) announced the election of Michael Curcio and Gregory Framke to the Company’s Board of Directors. In 2008, Mr. Curcio will serve on the Company’s Audit Committee and Nominating Committee, and Mr. Framke will serve on the Company’s Compensation Committee and Capital and Finance Committee.

Mr. Curcio is Managing Director of the America’s for E*TRADE Financial Corporation (“E*TRADE”), responsible for the strategic direction, customer relationships and ongoing financial management of E*TRADE’s North American retail operations, including the integrated investing, trading, banking and lending solutions. Mr. Curcio joined E*TRADE after a 15-year tenure at TD Waterhouse, where he last served as Executive Vice President, Customer Relationship Management. He serves as a member of the Philadelphia Stock Exchange Board of Governors.

Mr. Framke is the Chief Information Officer and Managing Director for E*TRADE Financial Corporation (“E*TRADE”) in charge of all global technology development and infrastructure for E*TRADE. Mr. Framke is charged with implementing and managing technology to maximize efficiency throughout E*TRADE, as well as leveraging technology to provide innovative financial services products for its customers. Mr. Framke’s career spans 20 years in both the financial services and technology industries with experience in sales, marketing and technology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS WORLDWIDE COMMUNICATIONS, INC.
(Registrant)

Date: February 22, 2008	By	/s/ Mark Wright
Mark Wright
General Counsel, Secretary

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